Exhibit 99.1

Expedia, Inc. Reports Fourth Quarter, Full-Year 2005 Results

          BELLEVUE, Wash., Feb. 15 /PRNewswire-FirstCall/ -- Expedia, Inc. (Nasdaq: EXPE) today announced financial results for its fourth quarter and year ended December 31, 2005.

          “Despite a fiercely competitive environment, headwinds in the hotel and airline industries and a mid-year spin-off, Expedia, Inc. delivered meaningful bookings, earnings and free cash flow for its stockholders in 2005,” said Expedia, Inc. Chairman and Senior Executive Barry Diller. “The Company approaches its second decade of operations with a solid foundation-a complementary portfolio of industry-leading brands, a broad and growing geographic footprint and an experienced, energized and focused management team.”

          “While the fourth quarter wasn’t as strong as we hoped it would be, The Expedia(R) Promise, Best Price Guarantee and Expedia(R) Trip Guides are fitting additions to what was a solid operational and financial year,” said Dara Khosrowshahi, Expedia, Inc.’s CEO and President. “These innovations are just the latest signposts marking Expedia’s multi-year evolution from efficient transaction engine to world class retailer of travel products and services. We are investing to transform the way travelers plan, purchase and enjoy their trips -- again.”

Financial Summary (figures in $MM’s, except per share amounts)

Measure	3 Months Ended 12.31.05	3 Months Ended 12.31.04	Y / Y Change		Year Ended 12.31.05	Year Ended 12.31.04	Y / Y Change

Gross bookings	$3,395.1	$2,894.9	17%		$15,551.5	$12,773.9	22%

Revenue	494.7	439.0	13%		2,119.5	1,843.0	15%

Gross profit	384.5	342.6	12%		1,648.7	1,452.7	13%

Operating income before amortization*	132.9	143.3	(7	) %	627.4	553.7	13%

Operating income	85.7	70.0	22%		397.1	240.5	65%

Adjusted net income *	72.7	91.9	(21	) %	415.8	366.9	13%

Adjusted EPS *	$0.20	$0.27	(26	) %	$1.18	$1.08	9%

Net income	25.2	44.1	(43	) %	228.7	163.5	40%

Diluted EPS	$0.07	$0.13	(46	) %	$0.65	$0.48	35%

Free cash flow *	(105.2)	72.4	N/A		797.6	749.4	6%

          * “Operating income before amortization,” “Adjusted net income,” “Adjusted EPS” and “Free cash flow” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Definitions of Non-GAAP Measures” and “Tabular Reconciliations for Non-GAAP Measures” for an explanation of non-GAAP measures used throughout this release. Please also see “Basis of Presentation” below for additional information on financial results presented throughout this release.

          Discussion of Results - Fourth Quarter 2005

          Gross Bookings & Revenue
          Gross bookings increased 17% for the fourth quarter 2005 compared with fourth quarter 2004. Domestic gross bookings increased 14% and international gross bookings increased 31%, or 38% excluding the impact of year-over-year changes in foreign exchange.

          Revenue increased 13% during the quarter, primarily driven by increased worldwide merchant hotel revenue, acquisitions and growth in our car rental business. Fourth quarter domestic revenue increased 8% and international revenue grew 30%, a reduced rate of growth compared with the first three quarters of 2005, reflecting continued challenges in the travel and competitive environments in Europe, particularly in the U.K., and the impact of foreign exchange.

          Worldwide merchant hotel revenue, which accounts for over 90% of worldwide hotel revenue, increased 9% for the fourth quarter, driven by 12% growth in room nights stayed, including rooms delivered as a component of vacation packages. Revenue per room night decreased 2%, resulting from a contraction in hotel raw margins (defined as hotel net revenue as a percentage of hotel gross bookings), partially offset by a 4% increase in average daily rates (“ADRs”).

          Worldwide air revenues decreased 4% during the quarter, due to an 11% decrease in revenue per air ticket, partially offset by an 8% increase in air tickets sold. The revenue per ticket decrease was more pronounced in the merchant air business, reflecting less inventory allocation and lower discounting of merchant air tickets, as the industry hit record load factors during the quarter.

          Revenue as a percentage of gross bookings (“revenue margin”) was 14.6% for the fourth quarter, down 59 basis points compared with fourth quarter 2004 and similar to the 58 basis point year-over-year decline experienced in the third quarter of 2005. Domestic revenue margin was down 72 basis points, while international was down 13 basis points. The fourth quarter decline in worldwide revenue margin was due primarily to lower domestic hotel margin and lower domestic air revenue per ticket, partially offset by higher revenue margins associated with our destination services businesses. In addition, average airfares increased 7% year-over-year, which has the effect of increasing gross bookings without a corresponding increase in per ticket air revenues as our remuneration generally does not vary with the cost of the ticket.

          Profitability
          Gross profit for the fourth quarter was $385 million, up $42 million, or 12% from fourth quarter 2004. Gross margin was down 33 basis points to 77.7%, driven by the inclusion of lower gross margin revenue from an acquired destination services company, which records its event ticketing revenue on a gross basis. Excluding this acquisition, gross margin would have increased 45 basis points.

          Operating Income Before Amortization (“OIBA”) decreased 7% to $133 million, driven by the Company’s more even distribution of selling and marketing expense throughout the year versus the prior year, hiring in our market management teams, increased general and administrative expenses to support the Company’s spin-off as an independent public company and increased hiring in our technology teams. OIBA as a percentage of revenue was down 577 basis points to 26.9% reflecting higher growth in operating expenses as compared to revenue growth during the quarter, and lower gross margin.

          Operating income grew 22% during the quarter to $86 million. Operating income growth was greater than OIBA growth due to a $25 million reduction in stock-based compensation expense and relatively flat amortization of intangibles expense.

          Adjusted net income and net income for the fourth quarter both decreased by $19 million compared to the same period in 2004. Adjusted net income declined due to lower operating income before amortization, lower interest income and a higher effective tax rate. Net income declined due to an $18 million unrealized loss on derivative liabilities, lower interest income and a higher effective tax rate, partially offset by higher operating income. Adjusted EPS was $0.20 for the fourth quarter, and diluted EPS was $0.07.

          Cash Flows & Working Capital
          For the three months ended December 31, 2005, net cash used in operating activities was $94 million. Free cash flow was negative $105 million. Both net cash used in operating activities and free cash flow for the quarter were negatively impacted by the timing of processing supplier payments.

          Discussion of Results - Full Year 2005

          Gross Bookings & Revenue
          Gross bookings for 2005 increased 22% compared with 2004. Domestic gross bookings increased 15% and international gross bookings increased 50%, or 48% excluding the impact of year-over-year movements in foreign exchange. Revenue increased 15%, with domestic revenue increasing 8% and international revenue increasing 48%.

          Worldwide merchant hotel revenue for 2005 increased 10%, driven by a 9% increase in room nights and a 1% increase in revenue per room night. The increase in revenue per room night was fueled by a 7% increase in ADRs, offset by a contraction in hotel raw margin.

          Worldwide air revenue increased 5% in 2005, driven by a 17% increase in air tickets sold, offset by an 11% decline in air revenue per ticket. As in the fourth quarter, the decline in revenue per ticket was more pronounced in the merchant air business.

          Revenue margin for the year decreased 80 basis points from 14.4% to 13.6%, due largely to the decreases in hotel raw margin and air revenue per ticket. As in the fourth quarter, the revenue margin decline was more pronounced in Expedia’s domestic operations, with revenue margin down 90 basis points, compared with a 21 basis point decline internationally.

          Profitability
          Gross profit increased 13% to $1.65 billion, while gross margin was 77.8%, a decrease of 103 basis points compared with 78.8% in 2004, again due primarily to inclusion of the destination services company revenues on a gross basis.

          OIBA increased 13% to $627 million, while OIBA margin was down 44 basis points to 29.6% due to the decrease in gross margin, partially offset by a decrease in selling and marketing expense as a percentage of revenue due to offline marketing efficiency at Expedia.com(R) and Hotwire(R).

          Operating income increased 65% to $397 million, due to an $80 million decrease in stock-based compensation, increased revenue, relatively flat amortization of non-cash marketing and amortization expenses and a decrease in other operating expenses as a percentage of revenue.

          Adjusted net income and net income increased by $49 million and $65 million respectively, both due primarily to increases in operating income, partially offset by lower interest income and correspondingly higher taxes. Adjusted EPS was $1.18 for full-year 2005, and diluted EPS was $0.65.

          For additional information on income statement items for both the three and twelve month periods ended December 31, 2005, please see the “Income Statement Notes” elsewhere in this release.

          Cash Flows & Working Capital
          For the twelve months ended December 31, 2005, net cash provided by operating activities was $850 million. Free cash flow was $798 million. Both net cash provided by operating activities and free cash flow for 2005 include inflows of $339 million from the increases in accounts payable, accrued liabilities and deferred merchant bookings.

          Highlights

—

Expedia and Hotels.com entered into a three-year strategic  partnership with Marriott International. The innovative, long-term  agreement is designed to reward Expedia for delivering business to  hoteliers during off-peak travel periods. As part of the agreement,  Marriott will expand its direct connect technology agreement with  Expedia globally, and provide Expedia travelers greater access to  Marriott inventory.

—

Expedia, Inc.’s international points of sale in Canada, the United  Kingdom, Germany, France, Italy, The Netherlands, China, Australia and  other countries accounted for 23% of gross bookings and revenue in the  fourth quarter, up from 21% of gross bookings and 20% of revenue in the  prior year period. For full-year 2005, international points of sale  accounted for 22% of gross bookings and revenue, up from 18% and 17% in  2004.

—

Expedia, Inc. travelers worldwide can now book reservations with over  25,000 merchant hotel properties, including more than 10,000  international properties in Europe and the Asia Pacific region. Over  30% of merchant properties are now fully direct-connected, offering  real-time availability, rates and inventory on our websites, benefiting  Expedia’s travelers and suppliers.

—

Hotels.com(R) grew gross bookings 16% in the fourth quarter, its fourth  straight quarter of accelerating growth. With nearly $1.9 billion in  annual gross bookings Hotels.com would be the world’s fifth largest  online travel brand on a stand-alone basis.

—

Expedia travelers have created over 100,000 qualified reviews of hotel  stays covering over 15,000 distinct properties since the feature  launched. Traveler reviews provide valuable, differentiated content to  Expedia travelers.

—

Expedia, Inc. launched its eighth Expedia-branded website,  www.expedia.com.au. Australia-based travelers now have access to an  unprecedented set of features to help them make informed decisions in  choosing a hotel property that best meets their needs from a selection  of over 60,000 properties worldwide.

—

Expedia(R) Corporate Travel (“ECT”) grew gross bookings in 2005 by more  than 90% to over $700 million. In addition, ECT also launched  operations in Canada, and continued to add clients during the fourth  quarter, including CVS-America’s largest retail pharmacy.

—

TripAdvisor(TM), the largest global travel information and advice  destination, launched international sites in the United Kingdom,  Germany, France, Italy and Spain. The Company also published its first  offline print guide, The TripAdvisor(TM) Insider Spring & Summer Travel  Guide. This free 24-page color guide features tips, stories, secrets  and reviews about this year’s most desirable locations, including  Australia, Las Vegas, Paris, New York City, London, China, Prague and  Venezuela.

—

Expedia, Inc. and the United Nations Foundation announced the launch of  World Heritage Alliance, an innovative joint initiative to promote  sustainable tourism and awareness of World Heritage sites and  communities around the world.

EXPEDIA, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(Unaudited)

	Three months ended December 31,		Year ended December 31,

	2005	2004	2005	2004

Revenue	$494,749	$438,999	$2,119,455	$1,843,013
Cost of revenue	110,242	96,366	470,716	390,318

Gross profit	384,507	342,633	1,648,739	1,452,695
Operating expenses:
Selling and marketing	155,330	129,019	697,503	653,018
General and administrative	65,306	46,989	211,515	160,965
Technology and content	30,931	23,334	112,280	85,020
Amortization of intangibles	31,863	32,571	126,067	125,091
Stock-based compensation	11,826	37,006	91,725	171,400
Amortization of non-cash distribution and marketing	3,542	3,701	12,597	16,728

Operating income	85,709	70,013	397,052	240,473
Other income (expense):
Interest income:
Interest income from IAC/InterActiveCorp	—	13,444	40,089	30,851
Other interest income (expense), net	1,194	1,301	8,584	7,505
Write-off of long-term investment	—	—	(23,426)	—
Other	(20,317)	(12,192)	(8,428)	(9,286)

Total other income (expense), net	(19,123)	2,553	16,819	29,070

Earnings before income taxes and minority interest	66,586	72,566	413,871	269,543
Provision for income taxes	(42,082)	(28,634)	(185,977)	(106,371)
Minority interest in loss of consolidated subsidiaries	730	188	836	301

Net income	$25,234	$44,120	$228,730	$163,473

Net earnings per share available to common stockholders:
Basic	$0.07	$0.13	$0.68	$0.49
Diluted	$0.07	$0.13	$0.65	$0.48
Shares used in computing earnings per share:
Basic	339,746	335,540	336,819	335,540
Diluted	363,632	340,549	349,530	340,549

EXPEDIA, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	December 31,

	2005	2004

ASSETS
Current assets:
Cash and cash equivalents	$297,416	$141,668
Restricted cash and cash equivalents	23,585	13,889
Accounts and notes receivable, net of allowance of $3,914 and $2,338	174,019	143,905
Receivables from IAC/InterActiveCorp and subsidiaries	—	1,874,745
Deferred income taxes	—	8,696
Prepaid merchant bookings	30,655	28,151
Prepaid expenses and other current assets	64,569	34,803

Total current assets	590,244	2,245,857
Property and equipment, net	90,984	81,426
Long-term investments and other assets	39,431	140,432
Intangible assets, net	1,176,503	1,279,361
Goodwill	5,859,730	5,790,111

TOTAL ASSETS	$7,756,892	$9,537,187

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, merchant	$515,561	$429,739
Accounts payable, trade	127,260	98,666
Deferred merchant bookings	406,948	361,199
Deferred revenue	7,068	5,353
Income tax payable	43,405	421
Deferred income taxes	3,178	—
Short-term borrowings	230,755	13
Other current liabilities	104,050	86,788

Total current liabilities	1,438,225	982,179
Deferred income taxes	368,880	333,696
Derivative liabilities	105,827	12,812
Other long-term liabilities	38,423	37,436
Minority interest	71,774	18,435
Commitments and contingencies
Total stockholders’ equity	5,733,763	8,152,629

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,756,892	$9,537,187

EXPEDIA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Year ended December 31,

	2005	2004	2003

Operating activities
Net income	$228,730	$163,473	$111,407
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	50,445	44,066	34,772
Amortization of non-cash distribution and marketing	12,597	16,728	41,974
Stock-based compensation	91,725	171,400	95,781
Amortization of intangibles	126,067	125,091	76,073
Amortization of premium on investment securities	—	161	2,392
Deferred income taxes	16,147	(5,295)	774
Unrealized loss on derivative instruments	6,042	—	—
Equity in income of unconsolidated affiliates	(1,668)	(175)	(9)
Minority interest in (loss) income of consolidated subsidiaries	(836)	(301)	46,889
Write-off of long-term investment	23,426	—	—
Other	1,161	—	—
Changes in current assets and current liabilities:
Accounts and notes receivable	(21,833)	10,904	(52,007)
Prepaid merchant bookings and prepaid expenses	(22,492)	3,038	(23,043)
Accounts payable and accrued liabilities	293,618	225,679	221,550
Deferred merchant bookings	45,051	54,872	69,474
Deferred revenue	1,715	(2,463)	13,981
Other, net	—	(4,325)	4,015

Net cash provided by operating activities	849,895	802,853	644,023

Investing activities
Acquisitions, net of cash acquired	10,547	(261,390)	(704,885)
Capital expenditures	(52,315)	(53,407)	(46,183)
Purchase of marketable securities	(63)	(5,015)	(1,259,388)
Proceeds from sale of marketable securities	1,000	722,646	1,329,408
(Increase) decrease in long-term investments and deposits	(369)	(62,441)	9,960
Transfers to IAC/InterActiveCorp, net	(757,206)	(1,272,714)	(548,356)
Other, net	(2,937)	(85)	(32,093)

Net cash used in investing activities	(801,343)	(932,406)	(1,251,537)

Financing activities
Short-term borrowings	230,735	—	—
Changes in restricted cash and cash equivalents	(9,495)	(2,319)	(583)
Proceeds from sale of stock, including stock options	29,060	—	57,358
Withholding taxes for stock option exercises	(86,556)	—	—
Purchase of treasury stock	—	—	(98,492)
Contribution from (distribution to) IAC/InterActiveCorp, net	(52,844)	103,807	628,621
Principal payments on long-term obligations	—	2,860	—
Other, net	(4,393)	8,692	(1,216)

Net cash provided by financing activities	106,507	107,320	585,748
Effect of exchange rate changes on cash and cash equivalents	689	(13,768)	(3,232)

Net increase (decrease) in cash and cash equivalents	155,748	(36,001)	(24,998)
Cash and cash equivalents at beginning of period	141,668	177,669	202,667

Cash and cash equivalents at end of period	$297,416	$141,668	$177,669

          Income Statement Notes

Revenue
—

Expedia, Inc. makes travel products and services available on a merchant and agency basis. Merchant transactions typically produce a  higher level of net revenues per transaction, and are generally  recognized when the customer uses the travel product or service. Agency  revenues are typically recognized at the time the reservation is  booked.

—	Agency gross bookings were 61% and 59% of total gross bookings for the three and twelve month periods ended December 31, 2005, compared with 61% and 58% for the respective prior year periods.

Expense Reclassifications
—

As disclosed in our October 25, 2005 8-K/A filing with the SEC, we have  reclassified certain expense amounts relating to prior periods’ results  to conform to our 2005 results presentation. The reclassifications did  not affect our cash balances, cash flows, revenue, operating income or  net income for any periods.

Cost of Revenue
—

Cost of revenue consists of: (1) credit card merchant fees; (2) fees  paid to fulfillment vendors for processing airline tickets and related  customer services; (3) reserves and related payments to airlines for  tickets purchased with fraudulent credit cards; (4) costs of our data  and call centers and (5) costs paid to suppliers for certain  destination inventory.

—

Cost of revenue as a percentage of revenue was 22% for each of the  three and twelve month periods ended December 31, 2005, compared with  22% and 21% for the comparable three and twelve month periods in 2004.  The increase for full year 2005 is largely due to lower gross margin  revenues associated with our acquisition of a destination services  provider in February 2005 which records its ticketing revenue on a  gross basis.

—

Cost of revenue includes depreciation expense of $3 million and  $11 million for the three and twelve month periods ended December 31,  2005, and $3 million and $12 million for the comparable prior year  periods.

Operating Expenses
—	Operating expenses as a percentage of revenue for the three and twelve month periods were as follows (differences due to rounding):

	Three months ended December 31,		Twelve months ended December 31,

	2005	2004	2005	2004

Selling and marketing	31.4%	29.4%	32.9%	35.4%
General and administrative	13.2%	10.7%	10.0%	8.7%
Technology and content	6.3%	5.3%	5.3%	4.6%

Total	50.8%	45.4%	48.2%	48.8%

—

Operating expenses include depreciation expense of $10 million and  $39 million for the three and twelve month periods ended December 31,  2005, and $8 million and $32 million for the comparable prior year  periods.

Selling and Marketing
•

Selling and marketing expenses relate to direct advertising and distribution expense, including traffic generation from Internet portals, search engines, private label and affiliate programs. The remainder of the expense relates to personnel costs, including market manager staffing in our Partner Services Group (“PSG”) to enhance supplier relationships and destination services desk personnel.

•	The 2.0% year-over-year increase in selling and marketing as a percentage of revenue for the fourth quarter was primarily due to increased personnel costs.
•

The 2.5% year-over-year decrease in selling and marketing expense as a percentage of revenue for 2005 was due to reduced offline spend at our Expedia.com and Hotwire brands and keyword search efficiencies, partially offset by the higher personnel costs associated with PSG team expansion and destination services staffing assumed in our acquisitions. Fixed personnel costs increased 1.4% as a percentage of revenue in 2005.

•

While we remain focused on optimizing the efficiency of our various sales and marketing channels, we expect absolute amounts spent in sales and marketing to increase over time due to continued expansion of our international businesses, reduced opportunities for offline spend efficiencies, inflation in search-related and other traffic acquisition vehicles, increased marketing volumes and the increased fixed costs associated with our market management staffing increases. In 2006 we expect selling and marketing expense to increase as a percentage of revenue.

General and Administrative
•

General and administrative expense consists primarily of (1) personnel-related costs for support functions that include our executive leadership, finance, legal, tax and human resources functions, and (2) fees for professional services that include legal, tax and accounting.

•

General and administrative expense increased 2.5% and 1.3% as a percentage of revenue for the quarter and full-year as we built our executive teams and supporting staff levels largely to support our becoming a public company.

•	We expect absolute amounts spent on corporate personnel and professional service to increase over time as we add headcount and continue incurring incremental costs as a stand-alone public company.

Technology and Content
•	Technology and content expense includes product development expenses such as payroll and related expenses for localization, and depreciation of website development costs.
•

Technology and content expense was up 1.0% and 0.7% as a percentage of sales for the quarter and full year as we increased our software development and engineering teams, and increased our level of site innovation.

•

Given the increasing complexity of our business, geographic expansion, initiatives in corporate travel, increased supplier integration, service-oriented architecture improvements and other initiatives, we expect absolute amounts spent in technology and content to increase over time.

Stock-Based Compensation Expense
—

Stock-based compensation expense relates primarily to expense for stock options and restricted stock units (“RSUs”). Since February 2003, we have awarded RSUs as our primary form of employee stock-based compensation. Our stock-based awards generally vest over periods between four and five years.

—

Stock-based compensation expense for the fourth quarter was $12 million, consisting of $17 million in expense related to stock options and $9 million in expense related to RSUs and other equity compensation, reduced by $14 million due to a change in forfeiture rate estimates and capitalization of software development costs.

—

Stock-based compensation for 2005 was $92 million, consisting of $94 million in expense related to stock options, $32 million related to RSUs and $10 million related to other equity compensation. 2005 expense was reduced by a $44 million net credit due to a change in our forfeiture rate assumption for stock awards partially offset by a modification charge on stock option awards related to the Spin-Off, a change in the forfeiture rate estimates for RSUs and other equity compensation and capitalization of software development costs.

—	We anticipate stock-based compensation expense in 2006 and beyond will decrease from the $136 million in 2005 (prior to the reductions).

Net Interest Income
—

The reduction in interest income from the date of the Spin-Off relates to the extinguishment in the Spin-Off of interest-bearing Receivables from IAC. We expect that interest income will decline substantially in the first two quarters of 2006 versus 2005 due to lower relative cash balances.

Income Taxes
—

From January 1, 2005 through August 8, 2005, we were a member of the IAC(R) consolidated tax group. Accordingly, we will file a federal income tax return and certain state income tax returns on a combined basis with IAC for this period. IAC will pay the income tax liability related to these filings; as such, these amounts are not included in our income taxes payable. As of December 31, 2005, our current income tax payable represents amounts that we anticipate paying to the IRS and other tax authorities based on our income tax after the Spin-Off. However, this amount may change based on actual returns to be filed by Expedia and IAC in accordance with the Tax Sharing Agreement.

—	We have computed income taxes using our stand-alone tax rate.
—

The effective tax rates on pre-tax adjusted income were 45% and 38% for the three and twelve months ended December 31, 2005 compared to 37% in the prior year periods. Fourth quarter and annual effective tax rates were higher than the federal statutory rate of 35% principally due to state taxes and the impact of foreign taxes including valuation allowance on foreign losses.

—

The effective tax rates on income for US GAAP pre-tax net income were 63% and 45% for the three and twelve months ended December 31, 2005, respectively, compared to 39% in the prior year periods. The fourth quarter and annual effective tax rates were higher than the federal statutory rate of 35% principally due to state taxes, non-deductible stock compensation, and unrealized derivative losses. Additionally, the full year rate was impacted by a third quarter investment impairment.

Foreign Exchange
—

As Expedia, Inc.’s reporting currency is the U.S. Dollar (“USD”), reported financial results are affected by strength or weakness in the USD in comparison to the currencies of our international websites. Management believes investors may find it useful to assess 2005 growth rates with and without the impact of foreign exchange. The estimated impact of foreign exchange was as follows:

	Three months ended Dec. 31, 2005 Y/Y growth rates		Y/Y growth rates excluding foreign exchange movements		Impact on Y/Y growth rates from foreign exchange movements		Twelve months ended Dec. 31, 2005 Y/Y growth rates	Y/Y growth rates excluding foreign exchange movements	Impact on Y/Y growth rates from foreign exchange movements

Gross Bookings	17.3%		18.6%		(1.3	) %	21.7%	21.4%	0.3%
Revenue	12.7%		13.8%		(1.1	) %	15.0%	15.4%	(0.4	) %
Operating Income	22.4%		23.4%		(1.0	) %	64.7%	68.8%	(4.1	) %
Operating Income Before Amortization	(7.2	) %	(6.6	) %	(0.6)%		13.3%	15.1%	(1.8	) %

Acquisitions & Investments
—

A number of acquisitions and investments were completed during 2004 and  2005 that affected financial results during the time periods included  in this release, specifically our acquisitions and investments in  TripAdvisor, Egencia (“ECT Europe”) Activity World and WTM (“ECT U.K.”)  in 2004, and eLong and Premier Getaways in 2005.

—	Management believes that investors may find it useful to assess 2005 growth rates both with and without the impact of acquisitions and investments. The estimated impact of these items was as follows:

	Three months ended Dec. 31, 2005 Y/Y growth rates		Y/Y growth rates excluding acqui- sitions and invest- ments		Impact on Y/Y growth rates from acqui- sitions and invest- ments		Twelve months ended Dec. 31, 2005 Y/Y growth rates	Y/Y growth rates excluding acqui- sitions and invest- ments	Impact on Y/Y growth rates from acqui- sitions and invest- ments

Gross Bookings	17.3%		15.1%		2.2%		21.7%	19.1%	2.6%
Revenue	12.7%		9.4%		3.3%		15.0%	11.0%	4.0%
Operating Income	22.4%		24.1%		(1.7	) %	65.1%	62.5%	2.6%
Operating Income Before Amortization	(7.2	) %	(6.7	) %	(0.5	) %	13.3%	11.1%	2.2%

Balance Sheet Notes
Cash, Cash Equivalents, Current and Restricted Cash
—

Cash, cash equivalents and current restricted cash were $321 million at December 31, 2005. This amount includes $24 million in restricted cash and equivalents, which includes amounts reclassified from prior year.

Receivables from IAC
—

In connection with the Spin-Off, we extinguished substantially all IAC intercompany receivables by recording a distribution to IAC, as explained in our Registration Statement on Form S-4, filed on June 17, 2005.

Accounts Receivable
—

Accounts receivable include credit card receivables generally due within two to three days from credit card agencies, as well as receivables from agency transactions, which are generally due within 30 days from our airlines, global distribution and hotel suppliers.

—	These receivables generally track with our gross bookings pattern, building throughout the first half of the year and decreasing in the second half.

Prepaid expenses and other current assets
—

Prepaid expenses and other current assets are primarily composed of prepaid marketing, merchant fees, fulfillment and other prepaid expenses. 2005 amounts increased $30 million from 2004 for several incremental prepaids, the largest of which was $10 million related to a contribution of media time from IAC as part of the Spin-Off.

Goodwill & Intangible Assets, net
—	Goodwill and intangible assets, net relate primarily to Expedia’s acquisitions of Hotels.com(R), Expedia.com(R) and Hotwire.com(R).
—

Amortization of intangible assets with definite lives was $32 million and $126 million for the three and twelve months ended December 31, 2005, compared with $33 million and $125 million for the three and twelve month periods ended December 31, 2004. These amounts are generally not deductible for tax purposes.

Long-Term Investments and Other
—

The $53 million reduction in our long-term investments at December 31, 2005 versus December 31, 2004 reflects our consolidation of eLong after exercising our warrants to increase our ownership to a majority interest in January 2005, and the Company’s $23 million write-off of a minority investment in the third quarter, both of which were partially offset by our 50% ownership interest in an aircraft through a capital contribution from IAC.

Deferred Merchant Bookings and Accounts Payable, Merchant
—

Deferred merchant bookings consist of amounts received from travelers who have not yet traveled. The payment to suppliers related to these bookings is not made until approximately one week after booking for air travel and, for all other merchant bookings, after the customer’s use and subsequent billing from the supplier. Therefore, especially for merchant hotel, which represents over 90% of Expedia’s overall merchant bookings, there is generally some period of time from the receipt of cash from travelers to supplier payment.

—

As long as the merchant hotel business continues to grow positively, as it has historically, and our business model does not change, we expect that changes in working capital will continue to be positive. If this business declines or if the model changes, it would negatively affect our working capital.

—	For the twelve months ended December 31, 2005, the change in deferred merchant bookings and accounts payable and accrued liabilities contributed $339 million to cash flow from operating activities.

Revolving Credit Facility
—

The Company maintains a $1 billion five-year unsecured revolving credit facility which bears interest based on our financial leverage, currently priced at a rate equal to LIBOR plus 0.50%, or approximately 5% as of December 31, 2005. As of year-end we were in compliance with all financial covenants governing the facility.

—

As of December 31, 2005 our revolver balance was $230 million, reflecting our seasonal low in gross bookings proceeds and the payment of accounts payable from prior period merchant bookings. We anticipate our cash balance will build in the first half of 2006, affording us the option of eliminating our revolver balance.

—

Interest and other expenses associated with the facility were approximately $2 million for the quarter and year ended December 31, 2005. These amounts are classified in net interest income on the statements of income.

Derivative Liabilities
—

In connection with IAC’s acquisition of Ask Jeeves(R) (“Ask”), we issued 4.3 million shares of Expedia, Inc. common stock into an escrow account, which shares (or cash in equal value) were due to holders of Ask convertible notes upon conversion. These shares have been included in Expedia’s diluted shares outstanding from the date of spin.

—	The estimated fair value of this obligation and certain stock warrants at December 31, 2005 was $105 million, recorded as a derivative liability on our balance sheet.
—

For the three and twelve months ended December 31, 2005, we recorded unrealized losses of $18 million and $6 million respectively, principally related to the Ask liability, due to the increase in our share price during the fourth quarter, partially offset by a decrease in the share price in the third quarter. These non-cash losses are recorded in “other income” on our statements of income.

—	In January 2006, Ask debt holders converted notes in exchange for 2.5 million Expedia common shares held in escrow, leaving 1.8 million shares remaining in escrow.
—

We anticipate recording a quarterly gain or loss in future quarters related to the remaining escrow shares as we adjust the fair value of these long-term liabilities due to fluctuations in our stock price. The size or incidence of such gains or losses is not predictable.

Minority Interest
Minority interest relates principally to minority ownership positions in eLong, ECT Europe and TripAdvisor, which are consolidated for all 2005 periods.
—	The increase in minority interest from December 31, 2004 to December 31, 2005 relates to our consolidation of eLong as of January 1, 2005.

Expedia Class B Common Stock
—

There are approximately 26 million shares of Expedia Class B common stock outstanding. Class B holders are entitled to ten votes when voting on matters together with the holders of Expedia common and preferred stock.

—	Our Chairman has voting authority for the Class B shares, affording him a controlling, 53% voting interest in Expedia, Inc.

Warrants
—

As of December 31, 2005 Expedia, Inc. had approximately 59 million warrants outstanding, which if exercised in full would entitle their holders to acquire approximately 35 million common shares of Expedia, Inc. for an aggregate purchase price of approximately $774 million (an average $22.33 per Expedia, Inc. common share).

—	32 million of these warrants are privately held and expire in 2012, and 26 million warrants are publicly-traded and expire in 2009.
—	There are fewer than 1 million miscellaneous warrants outstanding.

Stock-Based Awards - Outstanding & Granted
—

At December 31, 2005, there were approximately 33.5 million stock-based awards outstanding, primarily consisting of 27.7 million stock options with a $15.71 weighted average exercise price and a weighted average remaining life of 4.3 years, and 5.6 million restricted stock units.

—

We granted approximately 0.5 million stock awards during the fourth quarter, consisting of restricted stock units. In 2005 Expedia, Inc. and IAC granted approximately 7.3 million stock awards to Expedia employees, consisting of 3.8 million options with a five-year cliff vest granted to our Chairman and Senior Executive with a weighted average exercise price of $32.12, and approximately 3.5 million RSUs granted to other employees.

Expedia, Inc.
Supplemental Information - Fourth Quarter & Full-Year 2005
(All figures in $millions or millions)

—

The following metrics are intended as a supplement to the financial statements found in this press release and in our filings with the SEC. In the event of discrepancies between amounts in these tables and our historical financial statements, readers should rely on our SEC filings and the financial statements in our releases.

—

As our business evolves and as we integrate our operations, we intend to periodically review and refine the definition, methodology and appropriateness of each of our supplemental metrics. As a result, these metrics are subject to removal and / or change, and such changes could be material.

—

“Expedia” gross bookings constitute bookings from all Expedia-branded properties, including our international sites and our worldwide Expedia(R) Corporate Travel businesses. “Other” gross bookings constitute bookings from all brands other than Expedia-branded properties and Hotels.com.

—	Metrics, with the exception of revenue items, include 100% of the results of an unconsolidated joint-venture of which we own approximately 49.9%.
—	These metrics do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments.
—	Some numbers may not add due to rounding.

	2004

	Q1	Q2	Q3	Q4

Gross Bookings by Geography
Domestic	$2,771	$2,753	$2,630	$2,301
International	564	526	636	594

Total	$3,334	$3,279	$3,266	$2,895
Net Revenue by Geography
Domestic	$353	$415	$414	$350
International	60	72	89	89

Total	$413	$487	$504	$439
Gross Bookings by Brand
Expedia	$2,538	$2,505	$2,525	$2,310
Hotels.com	494	470	461	351
Other	302	304	280	234

Total	$3,334	$3,279	$3,266	$2,895
Gross Bookings by Agency/Merchant
Agency	$1,824	$1,888	$1,875	$1,760
Merchant	1,510	1,392	1,391	1,135

Total	$3,334	$3,279	$3,266	$2,895
Packages Revenue	$95	$107	$109	$94
Number of Transactions	8.2	8.5	9.2	7.6
Merchant hotel room nights	7.0	8.3	9.1	7.4

		2005			Full Year

	Q1	Q2	Q3	Q4	2004	2005

Gross Bookings by Geography
Domestic	$3,184	$3,224	$3,051	$2,614	$10,454	$12,073
International	902	909	887	781	2,320	3,479

Total	$4,086	$4,133	$3,938	$3,395	$12,774	$15,552
Net Revenue by Geography
Domestic	$386	$440	$457	$379	$1,533	$1,662
International	99	115	128	115	310	457

Total	$485	$555	$585	$495	$1,843	$2,119
Gross Bookings by Brand
Expedia	$3,252	$3,191	$3,048	$2,679	$9,878	$12,169
Hotels.com	483	497	502	407	1,775	1,890
Other	352	445	387	309	1,121	1,493

Total	$4,086	$4,133	$3,938	$3,395	$12,774	$15,552
Gross Bookings by Agency/Merchant
Agency	$2,386	$2,421	$2,297	$2,082	$7,346	$9,186
Merchant	1,700	1,712	1,640	1,314	5,428	6,366

Total	$4,086	$4,133	$3,938	$3,395	$12,774	$15,552
Packages Revenue	$114	$124	$128	$106	$406	$472
Number of Transactions	9.6	10.1	10.4	8.7	33.4	38.8
Merchant hotel room nights	7.3	8.8	10.2	8.3	31.7	34.6

          Notes & Definitions:
          Gross Bookings -- Total retail value of transactions booked for both agency and merchant transactions, recorded at the time of booking. Bookings include the total price due for travel by travelers, including taxes, fees and other charges, and are not reduced for some cancellations and traveler refunds.

          Number of Transactions -- Quantity of purchases reported as booked, net of cancellations. Packages purchased using our packages wizard, which by definition include a merchant hotel, are recorded as a single transaction.

          Merchant Hotel Room Nights -- Worldwide merchant hotel nights, net of cancellations. With the exception of Hotwire, which records room nights upon booking, nights are reported as stayed. This metric includes nights stayed on both a package and stand-alone basis.

          Definitions of Non-GAAP Measures
          Expedia, Inc. reports Operating Income Before Amortization, Adjusted Net Income, Adjusted EPS and Free Cash Flow, all of which are supplemental measures to GAAP, and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business, on which internal budgets are based and by which management is compensated.  Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP.  We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing comparable GAAP measures, GAAP financial statements, and descriptions of the reconciling items and adjustments, to derive the non-GAAP measures.

          Operating Income Before Amortization is defined as operating income plus: (1) amortization of non-cash distribution and marketing expense, (2) stock-based compensation expense, (3) amortization of intangible assets and goodwill impairment, if applicable and (4) certain one-time items, if applicable. Management believes this measure is useful to investors because it represents the combined operating results of Expedia, Inc.’s businesses, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the effects of other non-cash expenses that may not be indicative of our core business operations. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to Expedia, Inc.’s statements of income of certain expenses, including non-cash compensation, non-cash payments to partners, and acquisition-related accounting. Due to the high variability and difficulty in predicting certain items that affect net income, such as interest rates and tax rates, Expedia, Inc. is unable to provide reconciliation to net income on a forward-looking basis without unreasonable efforts.

          Adjusted Net Income generally captures all items on the statements of income that have been, or ultimately will be, settled in cash and is defined as net income available to stockholders plus (1) amortization of non-cash distribution and marketing expense, (2) stock-based compensation expense, (3) amortization of intangible assets and goodwill impairment, if applicable, (4) one-time items, net of related tax, and minority interest, (5) mark to market gains and losses on derivative liabilities and (6) discontinued operations, net of tax. We believe Adjusted Net Income is useful to investors because it represents Expedia, Inc.’s combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of other non-cash expenses and items not directly tied to the recurring core operations of our businesses.

          Adjusted EPS is defined as Adjusted Net Income divided by weighted fully diluted shares outstanding for Adjusted EPS purposes. We include dilution from options and warrants per the treasury stock method and include all shares relating to restricted stock units (“RSU”) in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes  and minority interest, but excluding the effects of other non-cash expenses not directly tied to the core operations of our businesses. Adjusted Net Income and Adjusted EPS have the same limitations as Operating Income Before Amortization. In addition, Adjusted Net Income does not include all items that affect our net income and net income per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of income.

          Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities or certain investing activities. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.

          Tabular Reconciliations for Non-GAAP Measures

          Operating Income Before Amortization

	Three months ended December 31,		Year ended December 31,

	2005	2004	2005	2004

	(in thousands) (Unaudited)
OIBA	$132,940	$143,291	$627,441	$553,692
Amortization of intangibles	(31,863)	(32,571)	(126,067)	(125,091)
Stock-based compensation	(11,826)	(37,006)	(91,725)	(171,400)
Amortization of non-cash distribution and marketing	(3,542)	(3,701)	(12,597)	(16,728)

Operating Income	85,709	70,013	397,052	240,473
Net interest income	1,194	14,745	48,673	38,356
Write-off of long-term investment	—	—	(23,426)	—
Other	(20,317)	(12,192)	(8,428)	(9,286)
Provision for income taxes	(42,082)	(28,634)	(185,977)	(106,371)
Minority interest in loss of consolidated subsidiaries	730	188	836	301

Net Income	$25,234	$44,120	$228,730	$163,473

          Adjusted Net Income & Adjusted EPS

	Three months ended December 31,		Year ended December 31,

	2005	2004	2005	2004

	(in thousands, except per share data)
Net income	$25,234	$44,120	$228,730	$163,473
Amortization of intangibles	31,863	32,571	126,067	125,091
Stock-based compensation	11,826	37,006	91,725	171,400
Amortization of non-cash distribution and marketing	3,542	3,701	12,597	16,728
Write-off of long-term investment	—	—	23,426	—
Unrealized loss on derivative instruments	18,042	—	6,042	—
Minority interest	(382)	(191)	(1,827)	(523)
Provision for income taxes	(17,378)	(25,328)	(70,982)	(109,251)

Adjusted net income	$72,747	$91,879	$415,778	$366,918

GAAP diluted weighted average shares outstanding	363,632	340,549	349,530	340,549
Additional restricted stock units	4,648	—	2,366	—

Adjusted weighted average shares outstanding	368,280	340,549	351,896	340,549

Diluted earnings per share	$0.07	$0.13	$0.65	$0.48

Adjusted earnings per share	$0.20	$0.27	$1.18	$1.08

          Free Cash Flow

	Year ended December 31,

	2005	2004	2003

	(in thousands)
Net cash provided by operating activities	$849,895	$802,853	$644,023
Less: capital expenditures	(52,315)	(53,407)	(46,183)

Free cash flow	$797,580	$749,446	$597,840

          Conference Call
          Expedia, Inc. will audiocast its conference call with investors and analysts discussing its fourth quarter financial results and certain forward-looking information on Wednesday, February 15, 2006 at 2:00 p.m. Pacific Time (PT). The audiocast will be open to the public and available via http://www.expediainc.com/ir. Expedia, Inc. expects to maintain access to the audiocast on the IR website for approximately one month subsequent to the initial broadcast.

          Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
          This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are not guarantees of future performance.  These forward-looking statements are based on management’s expectations as of February 15, 2006, and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “anticipates,” “estimates,” “expects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income, earnings per share and other measures of results of operation and the prospects for future growth of Expedia, Inc.’s business.

          Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others: Expedia, Inc.’s ability to effectively update, automate and integrate disparate financial and accounting systems and approaches among its brands and businesses; the accuracy, integrity, security and redundancy of systems, including financial and accounting systems, and networks of Expedia, Inc.; reliance on newly implemented systems supporting our financial planning and projections; adverse changes in senior management; the rate of growth of the Internet and online travel; changes in global economic conditions; consumer spending, the competitive environment; the e-commerce industry and broadband access; world events (including adverse weather, health risks and terrorism); the rate of online migration in the various geographies and markets in which Expedia, Inc. operates, including Asia; fluctuations in foreign exchange rates; the health of the travel industry, including consumer and business spending on travel; Expedia, Inc.’s ability to expand successfully in international markets; possible one-time charges resulting from, among other events, integration and process review activities, platform migration and shared services efforts; failure to realize cost efficiencies; the successful completion of pending corporate transactions and the integration of current and acquired businesses; and other risks detailed in Expedia, Inc.’s public filings with the SEC, including Expedia, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.

          Except as required by law, Expedia, Inc. undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

          Basis of Presentation
          On August 9, 2005, IAC separated into two independent companies. As a result, Expedia, Inc. became an independent public company (the “Spin-Off”). These financial statements present results of operations, financial position and cash flows on a combined basis until the Spin-Off and on a consolidated basis thereafter. The unaudited financial statements relating to periods prior to August 9, 2005 were prepared on a combined basis because there was no direct ownership relationship among any or all of the businesses that comprised Expedia, Inc. upon Spin-Off.

          About Expedia, Inc.
          Expedia, Inc. is the world’s leading online travel company, empowering business and leisure travelers with the tools and information they need to easily research, plan, book, and experience travel. Expedia, Inc. also provides wholesale travel to offline retail travel agents. Expedia, Inc.’s portfolio of brands include: Expedia.com(R), Hotels.com(R), Hotwire(R), Expedia(R) Corporate Travel, TripAdvisor(TM) and Classic Vacations(R). Expedia, Inc.’s companies also operate internationally with sites in Canada, the United Kingdom, Germany, France, Italy, the Netherlands, Australia and China, through its investment in eLong(TM). For more information, visit http://www.expediainc.com. (Nasdaq: EXPE).

          Expedia, Expedia.com, Enjoy Your Trip and the Airplane logo are either registered trademarks or trademarks of Expedia, Inc. in the U.S. and/or other countries.   Hotels.com, the Hotels.com logo, and We Know Hotels Inside And Out are either registered trademarks or trademarks of Hotels.com, LLP in the U.S. and/or other countries.  Hotwire and the Hotwire logo are either registered trademarks or trademarks of Hotwire, Inc. in the U.S. and/or other countries. TripAdvisor, the TripAdvisor logo, and the Owl Logo are either registered trademarks or trademarks in the U.S. and/or other countries of Trip Advisor LLC. Other product and company names mentioned herein may be trademarks of their respective owners.

SOURCE  Expedia, Inc.
          -0-                                                  02/15/2006
          /CONTACT:  Investor Relations, Stu Haas, +1-425-679-3555, or ir@expedia.com, or Wendy Grover, Communications, +1-425-679-7874, both of Expedia, Inc./
          /First Call Analyst: /
          /FCMN Contact: shaas@expedia.com /
          /Web site:  http://www.expedia.com/
          (EXPE)